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                                   EXHIBIT 99.15


NEWS RELEASE                                 CONTACT:
FOR IMMEDIATE RELEASE                        Bridgitt Arnold
                                             Imagio PR
                                             (206) 625-0252
                                             bridgitt@imagio.com

                                             Kathy Lane
                                             Senior Vice President
                                             Marketing and Strategic Alliances
                                             Centura Software Corp.
                                             (650) 596-4886

                      Centura Software Corporation Featured On
                CASPAR WEINBERGER'S WORLD BUSINESS REVIEW TV SERIES

REDWOOD SHORES, CA, AUGUST 6, 1998 -- Centura Software Corp. (NASDAQ:CNTR/formerly Gupta) announces today the appearance of the company's CEO, Scott Broomfield, on the WORLD BUSINESS REVIEW to discuss the topic of ADVANCED INTERNET SOLUTIONS. This weekly television series, hosted by Caspar Weinberger, chairman of FORBES magazine and former Secretary of Defense during the Reagan administration, is a new forum for examining the leading-edge technologies and innovative business solutions shaping the future. The show featuring Broomfield will air on Sunday, August 23 at 3:00 PM Eastern on CNBC.

The show blends interviews and panel discussions with field reports and technical reviews designed to enable leaders from a variety of industries to offer insight into the challenges and opportunities businesses face as the 21st century nears.

"Centura Software was selected to appear on the show because its technology, which is built to run in any browser and on any platform, is enabling people with absolutely no programming knowledge to get their company's information on the Internet quickly and cost-effectively," said Donald Pratt, the show's coordinating producer. "Centura's new database query and update product, CENTURA NET.DB, unlocks data inside your database and puts it on the Web without the need for programming. Although this sounds relatively simple, Centura net.db appears to be a major breakthrough in Internet-related technology."

Broomfield explains that Centura net.db's engine examines the database and determines the connections within the database itself. Once net.db has automatically generated HTML views of the database tables, it is simply a matter of using a browser to make the information available via the World Wide Web. Broomfield adds, "This means there is no program code to write, which is why we call it code-free; once you have designed your application, you go into runtime mode and the data can then be accessed right in the browser." Broomfield says this can be done from anywhere in the world, as both the design and deployment are done using a Web browser.

Broomfield adds, "This ability to change and update database information is one of the product's most advanced features. To do this, the user simply logs on to the Internet and brings up live data via the Web


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browser.  Changes are made instantaneously and, as an added benefit, you are not required to use the memory in your own computer."

Centura is targeting small businesses with Centura net.db, those who don't have hundreds of thousands of dollars to invest in Web servers and technology to get their information onto the Web. According to Vinton Cerf, co-founder of a company called Internet Protocols and another featured guest on the show, "Centura's net.db is a major breakthrough. What Centura has been able to do is make it possible to provide information on the Internet that could have never been accessed without writing high-cost, high-maintenance special-purpose programs, which this has eliminated."

ABOUT CENTURA SOFTWARE CORPORATION

Centura Software (NASDAQ:CNTR), founded as Gupta in 1984, was the first company to create fully relational client/server embedded DBMS for the personal computer. Today its products help developers build and deploy component based business applications requiring embedded databases. Applications developed and deployed with Centura's Integrated Development Environment products, SQLBase, Centura Team Developer and Centura net.db, can scale from the Web down to smart devices. Current Centura products are all year 2000 compliant. Centura has 26 offices located throughout the world in North America, Latin America, Asia/Pacific, Europe, Middle East and Africa. More information about the company and its products is located on Centura's Web site at http://www.centurasoft.com/.

ABOUT WORLD BUSINESS REVIEW

Taped in Washington, D.C., WORLD BUSINESS REVIEW premiered on U.S. public television stations in September of 1996 and is independently produced in Boca Raton, Florida by Multi Media Productions (USA), Inc. The program currently reaches more than 70 million potential TV households in the U.S., and over 100 million internationally. Distribution channels include Knowledge TV, Technology Education Network, AENTV, America's Voice, CAMA, Media One, and independent and public TV stations around the globe. The program is also featured on United Airlines international flights. More information is available on the show's Web site at http://www.wbrtv.com/. Viewers can access on demand any episode of the WORLD BUSINESS REVIEW series.


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